UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2008

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

In its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 (the "10-Q"), Tousa, Inc. (the "Company") announced that it anticipated receiving refunds of previously paid income taxes for 2005 and 2006. This anticipated amount, net of a $5.6 million liability for unrecognized tax benefits, totaled $234.6 million as of September 30, 2007 and appeared as a $234.6 million income tax receivable in note 6 on the 10-Q. Such amount was included in the $371.1 million of "Other Assets" on the Company's balance sheet as of such date. Since such date, the Company has received tax refunds (or applied such amounts to estimated 2008 state income taxes ) of substantially all of the approximately $240.2 million gross amount of this receivable including a federal tax refund of $207.3 million from the carryback of its 2007 losses which was received on April 23, 2008.

On January 29, 2008, the Company and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The cash received on account of the tax refunds described above will be used by the Company in accordance with its financing arrangements approved by the Bankruptcy Court.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

April 28, 2008	By:	/s/ Angela Valdes

Name: Angela Valdes
Title: Vice-President and Chief Accounting Officer